                                                                    Exhibit 10.3





                       MANUFACTURING AND SUPPLY AGREEMENT


This Manufacturing and Supply Agreement ("Agreement") is entered into and effective this 22nd day of May, 1997 by and between AccuMed International, Inc., 900 North Franklin, Suite 401, Chicago, Illinois 60610, (hereinafter AccuMed) and RELA, Inc., 6175 Longbow Drive, Boulder, Colorado 80301, (hereinafter "RELA").

1. AccuMed owns and markets an ESP Blood Culture System (hereinafter "ESP") which consists of Septicemia Instrument Models 128, 256 and 384 and related components and spare parts, and has developed and acquired design data, marketing and business information, specifications, know-how and equipment relating to said systems and their structure, packaging, marketing and use ("AccuMed Confidential Information").

2. RELA is in the business of designing, developing, and manufacturing electromechanical instruments, medical instruments, and electronic products and has developed and acquired design data, know-how, and equipment relating to the design process for electronic instruments and their manufacture and packaging ("RELA Confidential Information").

3. The parties now desire to enter into an exclusive agreement under which RELA will manufacture and supply the ESP to AccuMed.

                                   AGREEMENT

In consideration of the foregoing and of the mutual covenants, promises, and conditions set forth below, the parties intending to be bound, agree as follows:

                                   ARTICLE I

                                  MANUFACTURE

Section 1.1   Supply    RELA shall exclusively manufacture the ESP in accordance
with the terms and conditions set forth in this Agreement and specified in the Product Requirements for ESP (Exhibit C attached) and shall supply the ESP to AccuMed, and AccuMed shall pay RELA upon receipt of the ESP, as provided in Articles III through VI, inclusive. RELA will manufacture this device under the GMP controls appropriate for the manufacture of a Class II device. Any additional controls to be applied to the manufacture of this device will be called out contractually. Any deviation from these controls will be approved in advance by AccuMed and RELA.

Section 1.2     Facility Inspection     AccuMed shall have the right during
reasonable business hours to inspect all phases of the ESP manufacturing activities at RELA in order to verify RELA's compliance with specifications and applicable regulatory requirements. The cost of conducting such audits shall be borne by AccuMed. RELA agrees to give AccuMed access during normal working hours to such records as are reasonably necessary including quality control records, test records, manufacturing records and design records, and to permit AccuMed to review and copy such records. AccuMed right of access to RELA Confidential Information and to inspect and copy RELA Confidential Information shall be restricted to those matters necessary to verify RELA's compliance with the specifications and regulatory requirements. AccuMed agrees to preserve the confidentiality of such records in accordance with Article II.

Section 1.3     Audit Support   The costs associated with product related audits
by regulatory agencies, if any, are yet to be determined. These costs will be borne by AccuMed and negotiated with RELA when such audits are identified.


                                   ARTICLE II

                            CONFIDENTIAL INFORMATION

Section 2.1     Preserving Confidential Information     In order to facilitate
performance of the obligations set forth in the Agreement, it will be necessary for AccuMed to disclose to RELA, AccuMed Confidential Information, and for RELA to disclose to AccuMed, RELA Confidential Information. In consideration of such mutual disclosures, the parties agree that they shall mutually negotiate the terms of non-disclosure and that they will record those terms in a formal Mutual Non-Disclosure Agreement document. The Mutual Non-Disclosure Agreement document is attached as Exhibit A.


                                  ARTICLE III

                              PLACEMENT OF ORDERS

Section 3.1     Production Schedules and Purchase Orders        AccuMed
purchase of the ESP shall be governed by non-cancelable purchase orders issued for a period of at least one (1) year for a minimum of one hundred (100) ESPs. Firm releases will be authorized by AccuMed against the purchase order as indicated in Section 3.12. The terms and conditions of this Agreement supersede the terms and conditions contained on the AccuMed purchase order form.

Every other week, AccuMed shall issue a Requirements Plan to RELA. It shall contain plans to purchase instruments and components adding two weeks demand for the subsequent six (6) months. The plan will contain two levels of order commitment, firm releases and planned requirements. For the benefit of cost reductions to both RELA and AccuMed, a committed instrument volume can be negotiated.

3.10 Firm Releases      Firm releases are requirements which have a release
number assigned. These are commitments by AccuMed for both quantity and date. RELA shall schedule manufacturing to meet the specified delivery or completion date. Shipments will be firmed weekly.

3.11 Planned Requirements       Planned requirements reflect current AccuMed
plans to purchase. They are not firm and both quantity and date may be adjusted. They are offered for RELA's planning purposes. They should be placed into RELA's production schedule.

3.12 First Ninety (90) Days     This period contains firm releases.  RELA is
authorized to produce these items, and AccuMed is committed to purchase them as planned. AccuMed may reschedule firm delivery dates with RELA's agreement when necessary.

3.13 Second Ninety (90) Days    This period contains the current planned
requirements for the demand for products. RELA is authorized to purchase materials needed to fill these requirements. AccuMed commits to purchase all of the materials but bears no responsibility for conversion costs other than inspection, materials and the direct/incremental costs of procuring necessary materials. AccuMed will also be responsible for any non-cancelable or non-returnable materials, including any restocking charges.

3.14 Beyond One-Hundred Eighty (180) Days       This period contains the current
estimate of the demand for the product and is offered only for planning purposes. AccuMed makes no commitment except that this is the best estimate at the time of the Requirements Plan and commits to purchase committed minimums per the contract minimums.


Section 3.2     Inventory      RELA shall procure, receive, inspect and store
raw materials in a fashion which assures conformance to product requirements and applicable regulatory requirements. RELA shall maintain sufficient component inventory to assure timely delivery of all instruments which shall be scheduled pursuant to section 3.1, Production Schedules and Purchase Orders, herein.
RELA will not maintain a finished goods inventory unless a specific Finished Goods Inventory Agreement is negotiated between RELA and AccuMed.

Section 3.3     Accessories    RELA will supply accessories (e.g., power supply,
transformer, carrying case, manuals, etc.) as required for AccuMed to support overseas field service. However, RELA will not maintain stock of these items. It will be AccuMed's responsibility to place orders in advance of need and to maintain this inventory.

Section 3.4     Delivery        RELA shall ship the ESP in accordance with
AccuMed's instructions for method of shipment as designated by AccuMed in the Purchase Order. Upon shipment, RELA must inform AccuMed of AccuMed pick number, SKU number, product serial number, quantity shipped, product destination, carrier, bill to and ship to address, package weight and freight cost.


                                   ARTICLE IV

                          BILLING, PAYMENT AND PRICING

Section 4.1     Price   The unit price charged to AccuMed by RELA for the ESP
delivered and accepted by AccuMed under this Agreement will be per the ESP Instrument Price List (attached as Exhibit B).

Section 4.2     Deposits        Upon placement of the Purchase Order, AccuMed
will pay a $300,000 deposit to RELA. This deposit will be retained for the purpose of covering a portion of the materials costs. Upon completion or termination of this Agreement and the payment by AccuMed of all outstanding invoices, RELA shall refund any remaining deposit amount, in full, to AccuMed. A letter of credit with acceptable terms may be utilized in place of a cash deposit. If AccuMed is in compliance with all aspects of this Agreement, the level of deposit referred to above will be reduced to $250,000 six (6) months from the commencement of the Agreement and $200,000 nine (9) months from the commencement of the Agreement.

Section 4.3     Invoices        RELA shall invoice AccuMed upon successful
completion of final testing criteria for the ESP. Such invoices shall state the number of units completed, the per unit price and total price. AccuMed shall make payment to RELA for the ESP completed within ten (10) days following receipt of the RELA invoice. AccuMed agrees to pay RELA a late penalty of 1.5% per month on any unpaid balance.



                                   ARTICLE V

                        QUALITY STANDARDS AND INSPECTION

Section 5.1     Quality Standards       The ESP manufactured and supplied by
RELA hereunder shall be made in strict compliance with AccuMed's product and performance specifications. "Specifications" as used in this Agreement, shall mean those manufacturing, design, inspection, governmental compliance, testing, quality control and assurance requirements, record retention and other requirements identified in the RELA Product Specific Quality Plan (Exhibit D attached), and any documents and drawings incorporated thereby. It is understood that such Specifications may be amended as reasonably necessary, during the term of this Agreement, subject to written approval from AccuMed and upon receipt by RELA of reasonable advance notice.

Section 5.2     Product Inspection      AccuMed shall have the right to
inspect all ESP units. "Inspection" shall mean the right of AccuMed, including its affiliates and dealers, to inspect and analyze finished goods at any time during normal business hours to determine compliance with the specifications and to determine whether any manufacturing deficiency exists, and shall include the right to reject product at any time upon discovery of any manufacturing defect. AccuMed shall have thirty (30) days upon receipt of product to perform the initial incoming quality assurance inspection.
AccuMed's right to reject the ESP is limited to this period unless the defect is latent and not discovered until later.

Section 5.3 Rejected Goods RELA shall promptly repair or replace, at RELA discretion and at no cost to AccuMed, any ESP that is defective in workmanship or materials, or which fails to meet the Specifications and is rejected upon inspection. AccuMed will comply with RELA's Return Material Authorization procedures. RELA shall not be responsible for products damaged in shipment, unless not packaged per Section 6.1 contained herein.

Section 5.4     Configuration and Process Control       RELA will immediately
advise AccuMed's Quality Assurance Manager at the address set forth in
Section 13.1 of all known changes in or to the design, configuration, or performance characteristics of the ESP, or to any component thereof supplied by RELA regardless of whether such changes affect the specifications, or to the materials or manufacturing processes utilized in production. No changes in process or design will be made by RELA unless expressly agreed to in writing by AccuMed in advance of such change. AccuMed may, at any time in its discretion and by written order, make additional changes to designs or product specifications. If said changes cause either an increase or decrease in the engineering or manufacturing costs or the time required to manufacture, a mutually agreeable adjustment shall be made in the product price or delivery schedule or both. Where inventory and/or materials have been made obsolete or excess as a result of said change, AccuMed shall have the right to determine the disposition of such property, but AccuMed shall in any event be responsible to purchase said obsolete inventory and materials at RELA's incurred cost thereof. RELA shall use reasonable efforts to minimize the levels of obsolete or excess materials within procurement parameters described in Section 3.2 (a) and (b).

Section 5.5     Manufacturing Process   RELA shall establish and maintain
manufacturing process documentation that assure uniform products which meet product requirements and conform to applicable regulatory and safety requirements. This documentation will include but not necessarily be limited to assembly procedures, costed bills of materials, costed labor routings, testing procedures, product quality documentation, electronic files and configuration control. AccuMed has the right of inspection in accordance with
Section 1.2, Facility Inspection, and will receive formal revision notices to assure currency of parallel files. The entire library of the above, and similar documentation is considered owned by AccuMed.

Section 5.6 Implementing Modifications The action documents for implementing modifications to product and process are the RELA Engineering Change Order Procedure #00000-01249, or the RELA Temporary Deviation Authorization Procedure #00000-13776. The appropriate AccuMed designate (Mechanical Engineering Manager) must approve the TDA or ECO before implementation. Adherence to production schedules in Section 3.1 Production Schedules and Purchase Orders, is contingent upon timely response to proposed changes. These assignments are not intended to restrict routine exchanges of information between the operations groups of RELA and AccuMed.


                                   ARTICLE VI

                                 ESP PACKAGING

Section 6.1     Packaging       Unless otherwise specified in the Purchase
Order all items to be delivered hereunder shall be boxed, crated, or stored without additional charge and shall be placed and packaged:

          (i)   To ensure safe arrival at their ultimate destination,
         (ii)   To secure the lowest transportation costs, and
        (iii)   To comply with the requirements of common carriers.

AccuMed's Purchase Order numbers must be plainly marked on all invoices, packages, bills of lading, and shipping orders. Shipping memos or packing lists must accompany materials. RELA shall identify items delivered to AccuMed by Purchase Order number, revision, description, and quantity per carton. AccuMed's count or weight shall be final and conclusive on shipments not accompanied with a packing list. Material must be routed in accordance with AccuMed's instructions for method of shipment. AccuMed reserves the right to designate a specific carrier and, in such case, will advise RELA in writing.

Section 6.2 Transportation Transportation insurance for loss and damage will not be purchased unless specifically directed. Excess transportation costs resulting from failure to comply with the provisions in Article 6 of this Agreement will be debited from the RELA account.

Section 6.3     Consolidation of Shipments      Shipments made on the same day
and consigned to one destination via the same carrier must be consolidated on one bill of lading. Failure to comply will result in a debit for excess cost incurred.

Section 6.4     Costs   All prices are F.O.B., Boulder, Colorado, unless
otherwise agreed to in writing. AccuMed will pay all transportation charges from Boulder, Colorado, to destination.

Section 6.5     Risk of Loss    Risk of loss or damage shall pass to AccuMed
upon delivery by RELA to the possession of the carrier unless otherwise agreed upon in writing by RELA. Any claims for loss or damage after risk of loss has passed shall be filed by AccuMed with the carrier.



                                  ARTICLE VII

                          PATENTS, INVENTIONS, RIGHTS

Section 7.1     Grant of Rights         Each party grants to the other a
non-exclusive license under its respective AccuMed Confidential Information and RELA Confidential Information and its respective patent rights and patent applications covering the ESP and components thereof as necessary in order to carry out the intent and purpose of this Agreement and for no other purpose.

RELA reserves the right to include the name of AccuMed in its list of clients and to show or display the ESP after the ESP has been placed in the market for sale, for purposes of demonstrating RELA's capabilities.

Section 7.2     Design Ownership        The parties agree that title to goods,
inventions, and copyrights in works developed and delivered by RELA under the
DIFCO   Agreement are owned by AccuMed.  RELA will at AccuMed's request transfer to AccuMed title to the following items: (1) goods, design drawings, software, the Device Master Record and documentation that have been produced by RELA under the DIFCO Agreement; (2) patentable inventions that are first actually reduced to practice by RELA in work performed under the DIFCO Agreement; and (3) copyrights in works that are created by RELA under the DIFCO Agreement. It is understood that future know-how, techniques, and other technology utilized by RELA under this Agreement will not become the property of AccuMed, although AccuMed can use them as necessary to utilize and enjoy the items for which AccuMed may obtain title as described in this paragraph. RELA shall not be responsible for any third party patent infringement resultant of AccuMed's patent application or ownership.



                                  ARTICLE VIII

                              TERM AND TERMINATION

Section 8.1     Term    The term of this Agreement shall be one (1) year unless
sooner terminated as provided hereafter or by operation of law.

Section 8.2     Renewal         Unless written notice of termination is
provided by RELA or AccuMed ninety (90) days prior to the termination date of this Agreement, the Agreement will automatically renew for an additional one
(1) year term.

Section 8.3     Failure to Perform      If RELA or AccuMed fail to perform any
material obligation hereunder, the other party may, in addition to any other remedy it may have at law or in equity, give notice of its intent to terminate this Agreement for material breach, specifying the act or omission upon which such notice is based. If the specified default is not cured within sixty (60) days of the date of such notice, the non-defaulting party shall be entitled to terminate this Agreement forthwith upon written notice effective on the date of such notice.

Section 8.4     Termination Upon Notice         Either AccuMed or RELA may
terminate this Agreement by giving the other party at least ninety (90) days advance notice in writing prior to the termination date.

Section 8.5     Cancellation Liability          Cancellation of this Agreement
by AccuMed shall result in AccuMed's liability for all ESPs scheduled for delivery per Section 3.1, for the cost of all materials ordered as reflected by all open purchase orders, for component price adjustments caused by AccuMed's purchase order cancellations, and for non-cancelable and non-returnable materials in support of Section 3.1. RELA shall use reasonable efforts to minimize any and all purchase order cancellation charges, bill-backs, and/or re-stocking charges. Upon settlement of all accounts, RELA shall refund to AccuMed the initial deposit as per Section 4.2 of this Agreement or cancel the Letter of Credit. Cancellation of this Agreement by RELA, for other than AccuMed breach, shall result in no material or production liability by AccuMed.

Section 8.6     Bankruptcy      If either party is adjudged bankrupt, or becomes
insolvent, or makes an assignment for the benefit of creditors, or if its business is placed in the hands of a trustee, whether by voluntary action or otherwise, the other party may, if permitted under applicable law, terminate this Agreement immediately upon notice effective on the date of such notice.


                                   ARTICLE IX

                            WARRANTY AND LIMITATIONS

Section 9.1     Material and Workmanship        RELA warrants that all products
(instruments, components and subassemblies) provided by RELA (the "Product" or "Products") shall be free from defects in material and workmanship under normal use and service for a period of twelve (12) months following the date the Product is installed but in no event longer than eighteen (18) months following the date the Product is delivered to AccuMed (the "Warranty Period").

During the Warranty Period, RELA shall reimburse AccuMed monthly for costs incurred inclusive of labor, parts and zone charge for service calls provided the service call was due to a failed component or subassembly manufactured and provided by RELA during the warranty period of the instrument. Rates for warranty charges including labor rates, zone charges, and spare parts costs will be defined in Exhibit F, Warranty Rates.

AccuMed will invoice RELA for warranty service on a monthly basis referencing the service call numbers, instrument serial numbers, and charges for labor, parts and zone charge for each incident.

A listing of parts and assemblies which RELA desires returned for failure analysis will be maintained by AccuMed. See Exhibit G, Warranty Parts Return Listing. This list may change from time to time since it will be reflective of the current operating environment. All other failed warranty parts will be disposed of by the AccuMed Field Service Engineers. Warranty parts will be supplied to the AccuMed Field Service Engineer from AccuMed inventory. Parts and assemblies returned to RELA can be remanufactured to meet current specifications and made available for subsequent use.

This warranty applies to Products that, after shipment from RELA, have not been damaged, altered, or repaired whether negligent or not, by other than authorized representatives of RELA or AccuMed. This warranty does not extent to equipment not produced by RELA even though such may be sold or operated with the Product. In addition, the warranty does not cover design or component related failures for non-RELA designed sub-assemblies.

Section 9.2     Limitation of Liability         RELA MAKES NO OTHER GUARANTEES
OR WARRANTIES WHATSOEVER, AND THIS WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT WILL RELA BE LIABLE FOR ANY LOST PROFITS OR INCIDENTAL OR CONSEQUENTIAL DAMAGES REGARDLESS OF WHETHER RELA HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, NOR ANY CLAIM AGAINST ACCUMED BY ANY OTHER PARTY.

RELA'S MAXIMUM LIABILITY ARISING OUT OF ITS PERFORMANCE UNDER THIS AGREEMENT, WHETHER IN CONTRACT OR IN TORT, INCLUDING NEGLIGENCE, IS LIMITED TO THE LESSER OF $1,000,000 OR REFUND OF THE COMPENSATION RECEIVED BY RELA UNDER THIS AGREEMENT.



                                   ARTICLE X

                                    TOOLING

Section 10.1    Ownership of Tooling    RELA shall procure and/or produce, upon
mutual pre-approvals, all tools, dies, jigs, and fixtures required to manufacture the ESP. RELA shall invoice AccuMed for all labor and materials required to procure or produce all such tooling, jigs, fixtures, and the like, and upon payment AccuMed shall obtain unrestricted ownership thereof and to the detailed assembly drawings for such tooling.

All replacement tools required shall also be owned by AccuMed upon payment by AccuMed of the cost thereof. Termination of this agreement shall result in the surrender by RELA of all tools, drawings for tools, replacement tools, fixtures and jigs, paid for and owned by AccuMed.

Section 10.2    Tooling Maintenance     At all times under this Agreement
during which RELA has possession of AccuMed tooling, RELA shall have the responsibility of performing normal, expected maintenance and repairs. The cost of modifying or replacing or rebuilding AccuMed owned tooling worn through usage or in need of major repair for reasons other than lack of periodic maintenance shall be borne by AccuMed. RELA shall be responsible for such costs if such costs are incurred due to a failure to perform proper maintenance. Payment for the cost of any other required tooling changes shall be negotiated by the parties prior to any change. All modifications and major repairs to tooling must be approved in advance by AccuMed. RELA will obtain a warranty on all tooling purchased by RELA for AccuMed that warrants the tooling against defect during its normal useful life and that obligates the supplier to replace without cost any defective tooling. AccuMed shall have the right to inspect all tooling during normal business hours. RELA agrees that it will obtain agreement from any third parties that will be given possession of AccuMed owned tooling that such third parties will permit AccuMed to inspect tooling during normal business hours.

Section 10.3    Tooling Removal         AccuMed shall have the right to take
possession of and remove from the RELA facility or from the facility of any third party, all tooling owned by AccuMed and all confidential information
owned by AccuMed upon   request and upon any expiration, cancellation, or
termination of this agreement. The right to take possession of such tooling shall be subject only to AccuMed providing to RELA forty-eight (48) hours advance notice. The cost of removing and transferring such tooling shall be borne by AccuMed. In addition to jigs, fixtures, and tooling, AccuMed may take possession of a detailed assembly drawing for such tooling subject to the conditions stated. RELA assumes no patent responsibility and gives no express warranty whatsoever on tooling and equipment removed and, other than warranty of title, such tooling is removed "as is". Upon removal of the AccuMed owned tooling prior to expiration, cancellation, or termination of this agreement, RELA shall have no further obligation to supply the ESP to AccuMed other than the ESP in inventory as set forth in Section 3.3.

Section 10.4    Tooling Inventory       RELA will maintain inventory (see
Exhibit E attached) of AccuMed's tooling, fixtures, etc., and will be available to AccuMed upon request.


                                   ARTICLE XI

                                COST REDUCTIONS

Section 11.1    Sharing Cost Reductions         Cost reductions will be shared
equally by

RELA and AccuMed. Expenses will also be shared equally. AccuMed will pay for tooling and RELA will maintain tooling purchased by AccuMed based on
Section 10.2 Tooling Maintenance. If for any reason RELA declines to participate in a cost reduction project or if AccuMed chooses to undertake a cost reduction project on its own or with other suppliers, AccuMed reserves the right to implement the project, cover all investment, and reap all savings. It is recognized that projects should not cause an adverse cost increase to RELA. All cost savings projects and related expenditures require advance approval by AccuMed prior to implementation.


                                  ARTICLE XII

                          REGULATORY ASSURANCE MATTERS

Section 12.1    Documentation   RELA shall retain a file for all RELA generated
documentation. This will include all final drawings specifications, calculation, manuals and appropriate correspondence for a period of not less than seven (7) years after this contract is terminated. Said data is considered owned by AccuMed and shall be available only to AccuMed and such regulatory agencies as AccuMed may designate, or as required by law.

Section 12.2    Documentation Inquiries         Each party shall keep the other
promptly informed in writing of any inquiry by a customer, a state or a national government regulatory agency relating to ESP or any part thereof.

Section 12.3    FDA Regulations         Sale of AccuMed products including ESP
is subject to FDA regulation. Notwithstanding any other provision hereunder, all work performed by RELA under this Agreement shall be performed in accordance with all FDA rules, regulations and statutes including but not limited to Good Manufacturing Practices in force at the time such work is performed.

Section 12.4    Inspection      AccuMed shall have the right during normal
business hours to inspect all phases of RELA's manufacturing activities in order to verify RELA's compliance with specifications and applicable regulatory requirements. The cost of such audits shall be borne by AccuMed. RELA may designate a representative to be present during such audits. RELA agrees to give AccuMed access during normal business hours to such records as are reasonably necessary including quality control records, test records, manufacturing records and design records and to permit AccuMed to review and copy such records. AccuMed's right of access to RELA confidential information and to inspect and copy RELA confidential information shall be restricted to those matters necessary to verify RELA's compliance with the specifications and regulatory requirements. AccuMed agrees to preserve the confidentiality of such records in accordance with Section 2.1 of this Agreement. AccuMed shall have no right to inspect areas or records which in no way pertain to RELA's performance under this Agreement.

                                  ARTICLE XIII

                             INDEPENDENT CONTRACTOR

                            MISCELLANEOUS PROVISIONS

Section 13.1 Notices Any notice given under this Agreement shall be mailed by first class registered or certified airmail, postage prepaid, and return receipt requested, or sent by telecopy, to the receiving party at the address set forth below, or at such other address as the party may from time to time designate:

      AccuMed , 900 North Franklin, Suite 401, Chicago, Illinois  60610
           Attention:  Chief Financial Officer/Corporate Vice President

      RELA, Inc., 6175 Longbow Drive, Boulder, Colorado  80301
           Attention:  Chief Financial Officer

Notices shall be deemed given upon receipt if personally delivered or mailed, upon acknowledgement of receipt if telecopied, the next business day, if sent by overnight courier.

Section 13.2    Governing Law and Jurisdiction    This Agreement shall be
deemed to have been executed and delivered in Boulder, Colorado, and all questions arising out of or under this Agreement shall be governed by the laws of the State of Colorado.

Section 13.3    Entire Agreement        This Agreement together with the Mutual
Nondisclosure Agreement, in Exhibit A, between the parties of even date herewith and understanding between the parties and supersedes and merges all prior agreements and understandings, oral or written as to the subject matter described herein. No modifications, representation, promise or agreement in connection with the subject matter of this Agreement shall be binding on AccuMed or RELA unless made in writing and signed by an officer or authorized representative of the party to be bound, such as by the issuance of an AccuMed "Change Order".

Section 13.4    Waiver          No term, covenant, or written condition of this
Agreement shall be deemed waived except by the written agreement of the parties. Forbearance or indulgence by either party in any regard whatsoever shall not constitute a waiver of the term, covenant or condition to be performed by the other to which the same may apply, and until complete performance by the other party of such term, covenant and condition, the performing party shall be entitled to invoke any remedy available to it under this Agreement or otherwise available to it as law or in equity despite such forbearance or indulgence.

Section 13.5    Savings Clause    If any provision of this Agreement shall be
held by a court of competent jurisdiction to be contrary to law, such provision shall be deemed to be null and void, and the remainder of this Agreement shall be in full force and effect. The parties specifically declare that they would have entered into this Agreement if such void provision (or provisions), if any, had been entirely omitted.

Section 13.6    Remedies        No right or remedy conferred or reserved by
the Agreement shall be exclusive of any other right or remedy herein or provided by law or in equity. To the extent any provision of this Agreement may be inconsistent with any remedy provided by law, this Agreement shall be controlling.

Section 13.7    Assignability   Neither party shall delegate or assign its
duties under this Agreement without the other party's prior written consent, and any purported delegation or assignment without such consent shall be void. Subject to the foregoing, this Agreement shall be binding on the parties hereto and their respective successors and assigns.

Section 13.8    Force Majeure   Neither party shall be liable for failure to
perform or for any delay in performing any of its obligations hereunder other than as provided for in hereof, when such failure or delay is caused, directly or indirectly, by fire, flood, earthquake, riot, accident, explosion, strike or other labor disturbances (regardless of the unreasonableness of the degree of the demand of labor), war, seizure under legal process orders or acts of any government or branch or agency thereof, or acts of God.

Section 13.9    Independent Contractors         During the term thereof, the
relationship of each of the parties hereto the other is that of an independent contractor. Nothing herein contained shall be deemed to authorize or empower either party, its agents or employees to act as agent for the other party or conduct business in the name, or for the account of, the other party or any of the other party's affiliates or otherwise bind it or then in any manner.









IN WITNESS WHEREOF, AccuMed and RELA executed this Agreement on the respective dates indicated.


AccuMed International, Inc.                     RELA, Inc.

By:  \s\ MICHAEL BURKE                  By: \s\ JOHN V. ATANASOFF
-----------------------                 -----------------------------------

Printed:  Michael Burke                 Printed:  John V. Atanasoff
-----------------------                 -----------------------------------


Title: President                        Title: President
-----------------------                 -----------------------------------


Date: 6/12/97                           Date: 6/10/97
-----------------------                 -----------------------------------